Exhibit 19.1
Wolfspeed, Inc. Securities Trading Policy

I. POLICY

A.Persons Subject to Policy; No Trading While in Possession of Material Non-Public Information

No employee, officer or director of Wolfspeed, Inc. and its subsidiaries (collectively, “Wolfspeed”) may trade in or recommend trading in Wolfspeed stock or other Wolfspeed securities while in possession of material non-public information about Wolfspeed. The purchase or sale of a security while in possession of such material non-public information constitutes “insider trading” and is unlawful under United States securities laws and is prohibited by the Wolfspeed Code of Conduct and this policy, as is unlawful “tipping” or communicating material, non-public information to another person who uses it to purchase or sell securities. Material information could include, for example, information about earnings or other financial results, loss or signing of a significant order or contract, significant product announcements, the hiring, firing or resignation of an executive officer of Wolfspeed, or plans for an acquisition. When in doubt, information obtained as an employee, officer or director of Wolfspeed should be presumed to be material and non-public.

Similarly, persons covered by this policy may not trade in securities of any other company unless they are sure that they do not possess any material non-public information about that company which they obtained in the course of their employment with or service to Wolfspeed, such as information about a major contract or acquisition negotiations by or with that other company.

B.Closed Trading Window

The employees and directors described in Section II.A. below are also prohibited from trading in Wolfspeed stock or other Wolfspeed securities, whether or not they possess material non-public information, during Blackout Periods (as defined below).

C.Prohibited and Special Transactions

In addition, all Wolfspeed employees and directors are subject to the restrictions in Section II. C. below at all times (whether or not during a Blackout Period), and whether or not they possess material non-public information.

II. GUIDELINES

A.Individuals Subject to Quarterly Blackout Periods

The quarterly Blackout Period and the restrictions described below apply to (i) all directors and officers of Wolfspeed, Inc.; and (ii) all employees of Wolfspeed and Wolfspeed subsidiaries who are designated in writing by the Chief Executive Officer ("CEO") and are notified that they are subject to the Blackout Period.

B.Quarterly Blackout Period

No person subject to the Blackout Period may buy or sell Wolfspeed securities during the Blackout Period. The "Blackout Period" is the time period commencing at least twenty-one (21) calendar days before the end of a fiscal quarter and ending with the opening of the first regular NYSE trading session that begins after at least twenty-four (24) hours has passed following the public release of Wolfspeed's financial results for the previous quarter. During this Blackout Period, the Wolfspeed "Trading Window" is considered closed. "Wolfspeed securities" under this policy include call and put options and any other securities with a value derived from Wolfspeed's stock. The exact Blackout Period dates for any quarter will be emailed to employees and will also be posted on Wolfspeed Net.

C.Additional Restrictions

All Wolfspeed employees and directors are also subject to the following additional restrictions at all times:

•Publicly-Traded Options
Given the relatively short term of publicly-traded options, transactions in options with a value derived from Wolfspeed's stock may create the appearance that an employee or director is trading based on material non-public information and focus the person's attention on short-term performance at the expense of Wolfspeed's long-term objectives. Accordingly, transactions in put options, call options, and other derivative securities with a value derived from Wolfspeed's stock, on an exchange or in any other organized market, are prohibited at all times for all Wolfspeed employees and directors (option positions arising from certain types of hedging transactions are governed by the "Hedging Transactions" subparagraph below).

•Short Sales
Short sales (the sale of a security that the seller does not own) of Wolfspeed securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Wolfspeed's prospects. In addition, short sales may reduce a seller's incentive to seek to improve Wolfspeed's performance. For these reasons, short sales of Wolfspeed securities are prohibited at all times for all Wolfspeed employees and directors (short sales arising from certain types of hedging transactions are governed by the "Hedging Transactions" subparagraph below).

•Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in Wolfspeed securities, all Wolfspeed employees and directors are prohibited from holding Wolfspeed securities in a margin account or otherwise pledging Wolfspeed securities as collateral for a loan (pledges of Wolfspeed securities arising from certain types of hedging transactions are governed by the "Hedging Transactions" subparagraph below).

•Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director or employee to continue to own Wolfspeed securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Wolfspeed's other shareholders. Therefore, all such hedging transactions in Wolfspeed securities described in this paragraph are prohibited for all Wolfspeed employees and directors.

D.Additional Blackout Periods

The CEO of Wolfspeed may prohibit trading at other times when Wolfspeed is in possession of non-public information that may be deemed material. In such circumstances, the Trading Window may be closed for those individuals or groups the CEO may determine advisable after consulting with counsel. Those individuals will be notified of such closed Trading Window as appropriate.

E.Transactions by Family Members and Others

Persons subject to this policy are required to ensure that transactions which would otherwise be prohibited if engaged in by that person are not made by their spouse, minor children or adults residing in the same household, or by a brokerage firm or other third party pursuant to a sale of shares subject to a margin account or other lien.

F.Trading Window Communications

The opening and closing of the Trading Window will be announced via e-mail or other suitable means to the affected persons. Wolfspeed’s Secretary shall be responsible for maintaining a record of the opening and closing of the Trading Window for all affected individuals and groups.

G.Directors and Executive Officers

Each person subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (i.e., all directors and executive officers of Wolfspeed) should confirm with Wolfspeed’s General Counsel, prior to placing any order for the purchase or sale of Wolfspeed securities, that the Trading Window is not closed as to that person.

H.Rule 10b5-1 Plans

Notwithstanding the prohibition in Section II.B. above, a person subject to this policy may effect transactions at any time pursuant to a plan established in accordance with Rule 10b5-1 of the Securities and Exchange Commission, provided that the plan has been submitted to and approved by Wolfspeed’s General Counsel prior to its establishment. Any person who establishes such a plan may buy or sell Wolfspeed securities only pursuant to the terms of the plan so long as it remains in effect.

I.Others Subject to Policy

Consultants and others who as a result of their relationship with Wolfspeed may acquire knowledge of material non-public information will be requested to agree to comply with this policy. Wolfspeed’s auditors, attorneys, and others bound by professional obligations not to disclose or use Wolfspeed confidential information are exempt from the foregoing requirement.

J.Stock Options

Stock options held by the employees and directors described in Section II.A. above may be exercised when the Trading Window is closed, but the purchased shares may not be sold until the Trading Window opens. Therefore, a “cashless exercise” is not permitted when the Trading Window is closed as to that person.

K.Restricted Stock

This policy does not apply to the vesting of Restricted Stock Awards or Restricted Stock Units under Wolfspeed’s equity compensation plans, or the exercise of a tax withholding right pursuant to which an employee or director elects or allows Wolfspeed to withhold shares of Wolfspeed stock to satisfy any applicable tax withholding requirements upon the vesting of Restricted Stock Awards or Restricted Stock Units. This policy does apply, however, and therefore any applicable Blackout Period also applies, to any market sale of the underlying shares of Wolfspeed stock.

L.Gifts or Donations of Wolfspeed Stock

Bona fide gifts of Wolfspeed stock may be made at any time but care should be taken if the donor has any relationship with or control over the donee because the donee’s purchase or sale could be imputed to the donor if the donor possesses material non-public information.

M.Violations; Disciplinary Action

Violations of this policy by officers or employees may result in disciplinary action, up to and including termination of employment. The disciplinary action to be taken shall be determined by the CEO (or by the Audit Committee, in case of a violation or possible violation by the CEO). Wolfspeed’s Secretary shall be responsible for maintaining a record of any violations or possible violations that come to the Secretary’s attention. Any director, officer or employee having knowledge of a violation or possible violation should inform the Secretary promptly. The Secretary shall promptly inform the Audit Committee of all violations or possible violations that come to the Secretary’s attention and of any disciplinary action taken.
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